Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ANNOUNCES NEGOTIATIONS TO ACQUIRE ROBERTEX

CHATTANOOGA, Tenn. (June 12, 2013) -- The Dixie Group, Inc. (NASDAQ:DXYN) today announced that it is in negotiations to acquire Robertex Associates, Inc. from Bob Rothman. Dixie's intention is to purchase Robertex and retain Mr. Rothman's services under a five-year contract. The acquisition would allow Dixie to enhance its position in the wool markets with the addition of the Robertex and Carousel product lines. Dixie and Mr. Rothman hope to close by the end of the month.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, and Masland Contract brands.

Robertex, Inc., known for its “Carpet Artistry in Wool”, is a producer of fine wool floorcovering products under its Robertex and Carousel brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the possibility that negotiations will not be successful, that contract terms will not be as expected, and that levels of demand for the products produced by the Company will change. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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